NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE*
STATED SECURITIES

BATS Exchange, Inc. hereby notifies the SEC of its intention to remove the* entire class of the stated securities from listing and registration on the* Exchange at the opening of business on September 21, 2015, pursuant to the* provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was* redeemed or paid at maturity or retirement on August 28, 2015.

The Exchange also notifies the Securities and Exchange Commission that as a* result of the above indicated conditions this security was suspended from* trading on August 24, 2015.